Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2013 First Quarter Results

Pittsburgh, PA, October 31, 2012 -- Education Management Corporation (the "Company") (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported net revenues of $609.6 million for the three months ended September 30, 2012. The Company reported a net loss of $13.1 million, or $0.11 per diluted share; excluding restructuring charges of $9.1 million and accelerated depreciation of $4.6 million related to the write-off of certain assets, the Company's net loss would have been $4.9 million, or $0.04 per diluted share, for the three months ended September 30, 2012.

“Our financial and operating results for the first quarter were largely consistent with our expectations, despite the challenges of the current operating environment. Further, we are seeing several encouraging demand trends for our campus-based programs,” said Edward H. West, Education Management's President and Chief Executive Officer. “Our results this quarter are attributable to the dedication of our faculty and staff who remain committed to helping more students improve their lives through education and in assisting them to find jobs that close the skills gap of the American workforce.”

Financial Highlights

•	Financial highlights during the first quarter of fiscal 2013 included the following:

◦
Net revenues were $609.6 million, a decrease of 10.6% from $682.1 million recorded in the first quarter of fiscal 2012, primarily due to an 11.5% decline in average enrolled student body for the three months ended September 30, 2012 compared to the prior year period.

◦	The Company recorded a net loss of $13.1 million, or a $0.11 loss per diluted share, compared to net income of $27.0 million, or $0.21 per diluted share, for the prior year quarter.

◦
After adjusting for restructuring charges of $9.1 million ($5.5 million, net of tax), which included $7.5 million for employee severance and $1.6 million for a lease abandonment charge, and $4.6 million in accelerated depreciation ($2.8 million, net of tax), the net loss would have been $4.9 million, or a $0.04 loss per diluted share. In the same quarter in the prior year, the Company recorded net income of $31.0 million, or $0.24 per diluted share, after adjusting for restructuring charges of $6.7 million ($4.0 million, net of tax).

◦
Earnings before interest, taxes and depreciation and amortization ("EBITDA") was $53.8 million compared to $109.9 million in the prior year quarter. After adjusting for restructuring charges of $9.1 million and $6.7 million, respectively, EBITDA was $62.9 million in the first quarter of fiscal 2013 compared to $116.6 million in the prior year quarter.

•
Cash flow provided by operations for the three months ended September 30, 2012 was $156.6 million, compared to $221.3 million in the prior year period. The decrease in operating cash flows was due primarily to reduced operating performance as compared to the prior year period.

•
At September 30, 2012, cash and cash equivalents were $212.0 million, compared to $465.5 million at September 30, 2011. The decrease in cash and cash equivalents was due primarily to the transfer in March 2012 of $210.0 million to restricted cash in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities. These facilities are being used to help satisfy the Company's previously disclosed $414.5 million letter of credit with the U.S. Department of Education. There were no borrowings on the revolving credit facility at September 30, 2012.

•
On a cash basis, capital expenditures were $20.5 million, or 3.4% of net revenues, for the three months ended September 30, 2012 compared to $20.2 million, or 3.0% of net revenues, in the same period in the prior year.

•
Subsequent to the quarter ended September 30, 2012, the Company entered into sale leaseback transactions on three of its facilities. The net cash proceeds from these transactions totaled approximately $36.9 million.

Student Enrollment
Total student enrollment by segment as of October 2012 and 2011 was as follows:

	October	October	%
	2012	2011	Change
The Art Institutes	71,000	80,400	(11.6)%
Argosy University	24,800	29,000	(14.6)%
Brown Mackie Colleges	17,800	19,900	(10.6)%
South University	18,400	21,900	(16.0)%
Total student enrollment	132,000	151,200	(12.7)%

The student enrollment data shown above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total students enrolled in fully-online programs were approximately 30,300 as of October 2012 as compared to 39,100 as of October 2011. Fully-online enrollment is measured based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter.

New Student Enrollment
New student enrollment by segment for each quarter ended September 30 was as follows:

	For the Three Months Ended September 30,
	2012	2011	% Change
The Art Institutes	17,000	19,800	(14.6)%
Argosy University	5,900	7,200	(18.3)%
Brown Mackie Colleges	5,000	5,400	(6.0)%
South University	4,900	7,700	(36.2)%
Total new student enrollment	32,800	40,100	(18.2)%

The new student enrollment data shown above includes the number of new students who enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total new students who enrolled in fully-online programs for the three months ended September 30, 2012 were approximately 8,600 as compared to 13,200 in three months ended September 30, 2011.

Average Enrolled Student Body
Average enrolled student body by segment for each quarter ended September 30 was as follows:

	For the Three Months Ended September 30,
	2012	2011	% Change
The Art Institutes	66,900	75,100	(11.1)%
Argosy University	24,600	28,800	(14.4)%
Brown Mackie Colleges	17,400	19,800	(11.9)%
South University	19,800	21,800	(9.1)%
Total average enrolled student body	128,700	145,500	(11.5)%

Average enrolled student body is the three month average of the unique students who met attendance requirements within a month of the quarter. The data above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully-online programs was approximately 33,600 for the three months ended September 30, 2012 as compared to 42,100 in the three months ended September 30, 2011.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

Fiscal 2013 Guidance
The following discussion of the Company's fiscal 2013 guidance includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. As more fully described below under the heading “Cautionary Statement,” these and other forward-looking statements are based on information currently available to management and involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements.

For the fiscal year ending June 30, 2013, capital expenditures are projected to be between 3.0% and 3.5% of net revenues, compared to 3.4% of net revenues in the fiscal year ended June 30, 2012. The following second quarter and annual guidance for fiscal 2013 exclude the impact of restructuring and other special charges.

Reconciliation of Fiscal Year 2013 Second Quarter and Annual Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2013 Guidance – 2nd Quarter:

	For the Three Months Ending December 31, 2012
	Low	High
Earning per diluted share	$0.18	$0.19

Net income	$22	$24
Net interest expense	32	32
Income tax expense	15	16
Depreciation and amortization	38	38
EBITDA	$107	$110

Fiscal Year 2013 Guidance – Annual:

	For the Twelve Months Ending June 30, 2013
	Low	High
Earnings per diluted share	$0.43	$0.50
Earnings per diluted share excluding expenses related to restructuring and other charges	$0.50	$0.57

Net income	$54	$63
Expenses related to restructuring and other charges, net of tax	8	8
Net income excluding expenses related to restructuring and other charges	$62	$71

Net interest expense	$125	$125
Income tax expense	42	48
Depreciation and amortization	156	156
EBITDA excluding expenses related to restructuring and other charges	$385	$400

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2013 first quarter results on Thursday, November 1, 2012 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,
	2012	2011	% Change
Net revenues	$609,564	$682,095	(10.6)%
Costs and expenses:
Educational services (1) (2)	381,296	374,447	1.8%
General and administrative (1) (3)	174,492	197,757	(11.8)%
Depreciation and amortization (4)	44,145	38,888	13.5%
Total costs and expenses	599,933	611,092	(1.8)%
Income before interest and income taxes	9,631	71,003	(86.4)%
Interest expense, net	31,452	26,888	17.0%
(Loss) Income before income taxes	(21,821)	44,115	(149.5)%
Income tax (benefit) expense	(8,728)	17,161	(150.9)%
Net (loss) income	$(13,093)	$26,954	(148.6)%
(Loss) Earnings per share:
Basic	$(0.11)	$0.21
Diluted	$(0.11)	$0.21
Weighted average number of shares outstanding:
Basic	124,478	128,474
Diluted	124,478	129,715

(1)	Certain reclassifications of fiscal 2012 data have been made to conform to the fiscal 2013 presentation.

(2)
Includes bad debt expense of $48.9 million and $35.1 million, respectively, in the 2012 and 2011 periods presented above. Also, the 2012 period includes $6.6 million of employee severance costs and a lease abandonment charge of $1.6 million. The 2011 period includes a lease termination fee of $1.5 million.

(3)	Includes employee severance costs of $0.9 million and $5.2 million in the three months ended September 30, 2012 and 2011, respectively.

(4)	The 2012 period includes a $4.6 million charge related to software assets that no longer had a useful life.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2012	June 30, 2012	September 30, 2011
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$211,956	$191,008	$465,492
Restricted cash	277,376	267,880	88,071
Total cash, cash equivalents and restricted cash	489,332	458,888	553,563
Student receivables net of allowances of $244,245, $230,587 and $198,950	229,847	198,411	202,523
Notes, advances and other receivables	30,856	22,174	31,057
Inventories	10,041	8,382	12,858
Deferred income taxes	102,668	102,668	76,804
Prepaid income taxes	15,789	6,796	10,021
Other current assets	40,856	40,399	47,286
Total current assets	919,389	837,718	934,112
Property and equipment, net	626,337	651,797	676,950
Other long-term assets	57,551	56,001	43,733
Intangible assets, net	329,658	330,029	461,342
Goodwill	963,550	963,550	2,581,999
Total assets	$2,896,485	$2,839,095	$4,698,136
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,076	$12,076	$12,076
Revolving credit facility	—	111,300	—
Accounts payable	30,168	54,834	34,395
Accrued liabilities	154,342	137,348	159,574
Unearned tuition	168,601	116,277	170,399
Advance payments	238,957	102,170	320,779
Total current liabilities	604,144	534,005	697,223
Long-term debt, less current portion	1,450,583	1,453,468	1,463,749
Deferred income taxes	110,053	111,767	215,481
Deferred rent	198,449	197,758	196,323
Other long-term liabilities	46,429	45,533	47,702
Shareholders’ equity:
Common stock, at par	1,434	1,434	1,432
Additional paid-in capital	1,781,345	1,777,732	1,764,848
Treasury stock	(328,605)	(328,605)	(274,234)
(Accumulated deficit) Retained earnings	(949,053)	(935,960)	606,735
Accumulated other comprehensive loss	(18,294)	(18,037)	(21,123)
Total shareholders’ equity	486,827	496,564	2,077,658
Total liabilities and shareholders’ equity	$2,896,485	$2,839,095	$4,698,136

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Three Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(13,093)	$26,954
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization of property and equipment	42,616	36,978
Amortization of intangible assets	1,529	1,910
Bad debt expense	48,931	35,130
Amortization of debt issuance costs	1,280	1,316
Share-based compensation	3,613	2,926
Non cash adjustments related to deferred rent	(3,622)	(2,410)
Changes in assets and liabilities:
Restricted cash	(9,496)	(40,558)
Receivables	(89,033)	(95,813)
Reimbursements for tenant improvements	1,202	6,980
Inventory	(1,654)	(3,282)
Other assets	(3,410)	(217)
Accounts payable	(21,896)	(17,701)
Accrued liabilities	10,624	29,894
Unearned tuition	52,324	30,249
Advance payments	136,662	208,951
Total adjustments	169,670	194,353
Net cash flows provided by operating activities	156,577	221,307
Cash flows from investing activities:
Expenditures for long-lived assets	(20,541)	(20,198)
Reimbursements for tenant improvements	(1,202)	(6,980)
Net cash flows used in investing activities	(21,743)	(27,178)
Cash flows from financing activities:
Payments under revolving credit facility	(111,300)	(79,000)
Issuance of common stock	—	75
Common stock repurchased for treasury	—	(49,702)
Principal payments on long-term debt	(2,885)	(3,025)
Net cash flows used in financing activities	(114,185)	(131,652)
Effect of exchange rate changes on cash and cash equivalents	299	(209)
Net change in cash and cash equivalents	20,948	62,268
Cash and cash equivalents, beginning of period	191,008	403,224
Cash and cash equivalents, end of period	$211,956	$465,492
Cash paid during the period for:
Interest (including swap settlement)	$22,044	$26,904
Income taxes, net of refunds	1,059	14,945
	As of September 30,
Noncash investing activities:	2012	2011
Capital expenditures in current liabilities	$9,050	$9,117

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

The Company reports results in four segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The Company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity.

EBITDA, a measure used by management to measure operating performance, is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present earnings per share, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA excluding certain expenses by segment to consolidated net (loss) income is detailed below:

Segment Information and Reconciliation of EBITDA to Net Income to
Net Income Excluding Certain Expenses
(In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended September 30,
	2012	2011	% Change
Net revenues:
The Art Institutes	$380,139	$428,900	(11.4)%
Argosy University	81,920	98,143	(16.5)%
Brown Mackie Colleges	73,972	80,923	(8.6)%
South University	73,533	74,129	(0.8)%
Total EDMC	609,564	682,095	(10.6)%

EBITDA excluding certain expenses:
The Art Institutes	67,926	110,318	(38.4)%
Argosy University	1,193	10,234	(88.3)%
Brown Mackie Colleges	10,595	17,583	(39.7)%
South University	6,313	164	N/M
Corporate and other	(23,106)	(21,741)	6.3%
Total EDMC	62,921	116,558	(46.0)%

Reconciliation to EBITDA:
Restructuring	9,145	6,667	37.2%
EBITDA	53,776	109,891	(51.1%)

Reconciliation to operating income:
Depreciation and amortization	44,145	38,888	13.5%
Operating income	9,631	71,003	(86.4%)

Reconciliation to net (loss) income:
Net interest expense	31,452	26,888	17.0%
Income tax (benefit) expense	(8,728)	17,161	(150.9)%
Net (loss) income	$(13,093)	$26,954	(148.6)%

Restructuring, net of tax	$5,488	$4,000	37.2%
Software-related charge, net of tax	2,753	—	N/M
Net (loss) income, excluding certain expenses	$(4,852)	$30,954	(115.7)%

Diluted (loss) earnings per share, excluding certain expenses	$(0.04)	$0.24
Weighted average number of diluted shares outstanding	124,478	129,715

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 132,000 students as of October 2012, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the second quarter and annual guidance for fiscal 2013, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.